Filed Pursuant to Rule 433
Registration No. 333-141870
April 4, 2007
Corn Products International Inc.
$200,000,000 6.000% Notes due 2017
$100,000,000 6.625% Notes due 2037
PRICING TERM SHEET
6.000% Notes due 2017

Issuer:	Corn Products International Inc.
Security:	6.000% Notes due 2017
Size:	$200,000,000
Maturity Date:	April 15, 2017
Coupon:	6.000%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2007
Price to Public:	99.768%
Benchmark Treasury:	4.625% due February 2017
Benchmark Treasury Yield:	4.656%
Spread to Benchmark Treasury:	+ 137.5 bp
Yield:	6.031%
Make-Whole Call:	T +25 bp
Expected Settlement Date:	April 10, 2007
CUSIP:	219023 AD0
Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB by Fitch Ratings
Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated
Co-Managers:	ABN AMRO Incorporated
Bank of America Securities LLC
BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Piper Jaffray & Co.
Rabo Securities USA, Inc.
SunTrust Capital Markets, Inc.
Wells Fargo Securities, LLC

6.625% Notes due 2037

Issuer:	Corn Products International Inc.
Security:	6.625% Notes due 2037
Size:	$100,000,000
Maturity Date:	April 15, 2037
Coupon:	6.625%
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2007
Price to Public:	99.418%
Benchmark Treasury:	4.500% due February 2036
Benchmark Treasury Yield:	4.870%
Spread to Benchmark Treasury:	+ 180 bp
Yield:	6.670%
Make-Whole Call:	T +30 bp
Expected Settlement Date:	April 10, 2007
CUSIP:	219023 AC2
Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB by Fitch Ratings
Joint Book-Running Managers:	Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated
Co-Managers:	ABN AMRO Incorporated
Bank of America Securities LLC
BMO Capital Markets Corp.
BNY Capital Markets, Inc.
Piper Jaffray & Co.
Rabo Securities USA, Inc.
SunTrust Capital Markets, Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.